EX-9

[JACKSON NATIONAL LIFE INSURANCE COMPANY LETTERHEAD]

December 30, 2005

Board of Directors

Jackson National Life Insurance Company

1 Corporate Way

Lansing, MI 48951

Re:	Jackson National Life Insurance Company

Jackson National Separate Account III

File Nos. 333-41153 and 811-08521

Gentlemen:

You have requested our Opinion of Counsel in connection with the filing with the Securities and Exchange Commission of Post Effective Amendment No. 13 to a Registration Statement on Form N-4 for the Individual Fixed and Variable Annuity Contracts (the "Contracts") to be issued by Jackson National Life Insurance Company and its separate account, Jackson National Separate Account III.

We have made such examination of the law and have examined such records and documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

We are of the following opinions:

1.

Jackson National Separate Account III is a Unit Investment Trust as that term is defined in Section 4(2) of the Investment Company Act of 1940 (the "Act"), and is currently registered with the Securities and Exchange Commission, pursuant to Section 8(a) of the Act.

2.

Upon the acceptance of premiums made by an Owner pursuant to a Contract issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such an Owner will have a legally issued, fully paid, non-assessable contractual interest under such Contract.

You may use this opinion letter, or a copy thereof, as an exhibit to Post-Effective Amendment No. 13 to the Registration Statement.

Sincerely,

/s/ John S. Kreighbaum

John S. (Scott) Kreighbaum

Senior Attorney